Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 6,729,179,680.00	0.0001381	$ 929,299.71
Fees Previously Paid
	Total Transaction Valuation:	$ 6,729,179,680.00
	Total Fees Due for Filing:			$ 929,299.71
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 929,299.71
Offering Note
[1]	Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated by adding (a) the product of (i) $53.00 (the "Offer Price") and (ii) 115,458,298 Shares issued and outstanding, (b) the product of (i) 12,925,730 Shares pursuant to outstanding options granted and outstanding under equity plans and (ii) the excess of the Offer Price over $10.40 (the weighted average exercise price of such options) and (c) the product of (i) 1,117,996 restricted stock units and (ii) the Offer Price. The calculation of the filing fee is based on information provided by Terns as of April 2, 2026. The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2026, effective October 1, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources